EXHIBIT 99.1

Company Contact:
Brad Arberg
SI Diamond Technology, Inc.
(404) 603 - 3566

For Immediate Release

SI DIAMOND ANNOUNCES A NEW ELECTRON EMISSION PRODUCT AND A PURCHASE/ROYALTY AGREEMENT

AUSTIN, Texas, November 20, 2000 - SI Diamond Technology, Inc. (OTC BB: SIDT) through its subsidiary, Field Emission Picture Element Technology, Inc. (FEPET) announced today the introduction of its first electron emission product and the signing of a purchase/royalty agreement. The product, a carbon cold cathode electron source, can be utilized for many non-display related applications such as x-ray tubes, medical devices, microelectronics, nanotechnologies, low-power thrusters, CRT electron guns, and polluted air scrubbing. FEPET's recent technical breakthroughs in electron emission from carbon films deposited on various substrates resulted in the development of this product.

FEPET and Oxford Instrument X-ray Technology, Inc., a subsidiary of Oxford Instruments, PLC (London Stock Exchange: OXIG) entered into an agreement whereby FEPET will supply electron sources in the carbon cold cathode field of x-ray's for thickness gages, radiography inspection and spectroscopy applications on exclusive basis. The terms of this agreement call for Oxford Instrument X-ray Technology, Inc. to purchase the cathodes from FEPET as well as pay a royalty on the revenue received from the sale of the x-ray tubes.

"We believe this is just the beginning of the diversification of applications as it relates to our patent portfolio." said Dr. Zvi Yaniv, President and Chief Operating Officer of SIDT. "In addition to the display industry, we are being approached by companies in other industries that are finding applications for our carbon technologies," continued Yaniv.

"We are pleased to enter into this exclusive agreement with SI Diamond Technology, Inc. SIDT brings an important and valuable component necessary for the rapid growth of x-ray sources for portable applications," said Bradley Boyer, President of Oxford Instruments X-Ray Technology.

"We are very excited about the application of our technology and the use of our patent portfolio in this new field," commented Marc Eller, Chairman and Chief Executive Officer of SIDT. Eller continued, "This agreement marks the first time FEPET's technology will be incorporated into a product and royalties are received from product sales."

Safe Harbor Statement

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time to time in SIDT's SEC reports. SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of three operating subsidiaries. The wholly owned Field Emission Picture Element Technology, Inc. (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The wholly owned Electronic Billboard Technology, Inc. (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high quality signage. SI Diamond Technology's website is www.carbontech.net.